UNITED STATES
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MACQUARIE INFRASTRUCTURE CORPORATION
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MACQUARIE INFRASTRUCTURE CORPORATION RESPONDS TO MOAB CAPITAL PARTNERS

NEW YORK, April 17, 2018 - Macquarie Infrastructure Corporation (NYSE: MIC) today issued the following statement in response to the April 17, 2018 letter and press release from Moab Capital Partners:

MIC welcomes open communications with shareholders and values constructive dialogue on a wide range of matters.  We have engaged with Moab Capital on numerous occasions and are disappointed that Moab Capital has chosen to make inaccurate assertions which mischaracterize key facts and the substance of prior discussions with the Company.

The MIC Board of Directors takes its fiduciary duties very seriously, and together with the management team, is focused on the successful execution of the Company’s strategy. In doing so, we will continue to consider the input of shareholders toward the common goal of enhancing value.

As previously communicated, MIC will be discussing the performance of and outlook for the Company in its first quarter earnings press release on May 2, 2018 and related conference call with management the morning of May 3, 2018.

About MIC
MIC owns and operates a diversified group of businesses providing basic services to customers primarily in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; entities comprising an energy services, production and distribution segment, MIC Hawaii; and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For additional information, please contact:

Investor enquiries Jay A. Davis Investor Relations MIC (212) 231-1825	Media enquiries Melissa McNamara Corporate Communications MIC (212) 231-1667

Macquarie Infrastructure Corporation
125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet	+1 212 231 1000 +1 212 231 1828 www.macquarie.com/mic